                                 Exhibit 10.2

                         SEPARATION AGREEMENT & RELEASE



MUST BE RECEIVED BY J. O. NICHOLAS, HUMAN RESOURCES DEPARTMENT, ON OR BEFORE MARCH 26, 2001, by 4:30 p.m. C.S.T.

                              TO BE COMPLETED BY J. O. Nicholas Only

                              RECEIVED _____________________ ________
                                       Date      Initials

In consideration for the Separation Benefits described in Section II of the letter to me dated January 30, 2001 (amended 2/19/01), from Jon Nicholas (and attached to this Agreement) I, Fred Wohlschlaeger, voluntarily agree as follows:

1. I, on behalf of myself, heirs, administrators, assigns and successors, release the Parties Released (as defined in paragraph 4) from any and all liability whatsoever for all claims, demands, and causes of action of every nature affecting me, which I may have or ever claim to have arising out of my employment by Maytag Appliances, Maytag Corporation, its divisions, companies and subsidiaries (collectively referred to as the "Company") including, but not limited to my recruitment, selection, retention, payment of compensation, employee benefits or retirement, with the exception of:

       (a) My rights under the Maytag Corporation Employees Retirement Plan and Salary Savings Plan (including E.S.O.P.), which have accrued through the end of my employment with the Company; and

       (b) My rights under the Maytag Corporation Deferred Compensation Plan, according to the terms of the Plan.

       (c) Any rights to defense of or indemnification against third party claims (including third party claims such as shareholder derivative actions which are nominally treated as claims by the Company) to which I am, may or, except for this Agreement, would be entitled by law, the Company's Articles of Incorporation or any existing insurance agreement, and I agree to cooperate with the Company in the defense of any such claims.

       (d) Rights or claims that arise after the date this Separation Agreement and Release (Separation Agreement) is signed or rights that cannot be waived by law.

2. Without limiting the generality of Section 1, I release the Parties Released from all claims, demands, and causes of action which were or could have been asserted under any legal theory, statute or common law whatsoever, including, but not limited to, breach of any express or implied contract (whether intentional or otherwise); tort (whether negligent, reckless, intentional or otherwise); violation of public policy; violation of any federal, state or local law, regulation or ordinance (including, but not limited to, the Civil Rights Acts of 1866, 1870, and 1871, as amended; the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act of 1988, as amended; the Family and Medical Leave Act of 1993, as amended; all state and local civil rights or other employment-related laws of Iowa, the state and local civil rights laws of Maytag Corporation headquarters; and any other United States federal, state or local laws.

3. Without limiting the generality of Section 1, I also release the Parties Released from all claims, demands, and causes of action which could have been asserted under the Age Discrimination in Employment Act of 1967, as amended.

4. The Parties Released are the Company; its predecessors, successors, divisions, subsidiaries, affiliates, and parent corporations; the insurers, administrators, trustees and fiduciaries of any employee benefit plan maintained by or on behalf of any of the foregoing; the officers, directors, employees and agents of any of the foregoing; and all other persons, firms and corporations.

5. I agree never to sue any of the Parties Released and I understand and agree that I am waiving my right to all relief based on any claim of any type whatsoever arising out of or related to my employment or separation from employment with the Parties Released. If any claim is made by me or someone on my behalf with a state, federal or local civil rights agency such as the EEOC, I agree to indemnify the Parties Released for any monies I (or the EEOC on my behalf) receive.

6. I further acknowledge and agree in the event that I materially breach any part of this Separation Agreement: (a) the Parties Released will be entitled to apply for and receive an injunction to restrain any violation;
     (b) I will receive no Separation Benefits; (c) I will be obligated to pay to the Parties Released its costs and expenses in enforcing this Separation Agreement and defending against such lawsuit (including court costs, expenses, and reasonable legal fees), and (d) I will be obligated upon demand to repay to the Parties Released all but $100.00 of the Separation Benefits paid to me, and the foregoing will not affect the validity of this Separation Agreement.

7. This Release extends to any claims which I may have against the Parties Released for attorney's fees, expenses and court costs (if any). I acknowledge that I am solely responsible for paying my attorney's fees, expenses and court costs (if any).

8. This Release extends to all claims which I do not know or suspect to exist in my favor and which, if known at the time of executing this Release, may have materially affected this settlement with the Parties Released.

9. I have been given a list of job titles and ages of individuals in the organizational unit who are eligible for a Separation Benefit, as well as a list of ages of individuals who were not eligible.

                              B.  CONFIDENTIALITY

As additional consideration for the benefits which I will receive in accordance with the terms and conditions of this agreement, I agree to not disclose, use, publish, or authorize anyone else to disclose, use or publish, any confidential or secret technical or non-technical business information pertaining to the Company, including any of their operations, without the express written consent of the Company. I further agree to immediately return to Maytag Corporation, unless otherwise agreed in writing, all confidential information and documents in whatever media or form in my possession or under my control. Confidential Information includes, but is not limited to, short and long-range plans, product design and development plans, pricing and marketing strategies, promotional programs, manufacturing equipment and processes, sales and distribution networks, organization structure and personnel, and proprietary or confidential information of third parties which is protected by non-disclosure agreements between the Company or its operations and any third party.

I further agree that the terms and provisions of this Agreement are confidential, as well as the circumstances and discussion leading to this Agreement, and shall not be communicated in any manner to any person except to my spouse, attorney, tax advisor(s) or as required by court order. My spouse and tax advisor will be advised that these matters are confidential as well.

                                C. NON-COMPETE

Because I am privy to the foregoing Confidential Information and as additional consideration for the receipt of the Separation Benefits described in the Letter, I agree to not work as an employee, contractor, consultant, or otherwise for any competing home or commercial appliance manufacturer before the end of one year from the date this agreement is signed in any capacity similar to my employment with Maytag, unless the Company consents to such work in writing, which consent will not be unreasonably withheld.

                                D. CONCLUSION

1. This Agreement shall be subject to the substantive laws (without regard to the conflicts of laws provision) of the State of Iowa. In case any portion of this Agreement shall be held to be invalid or unenforceable, the same are intended to be severable, shall be construed to be severable, and any such invalidity or unenforceability shall neither defeat nor impair the remaining provisions of this Agreement.

2. I agree that neither the existence of this Separation Agreement nor anything contained in this Agreement shall constitute an admission of any liability on the part of the Parties Released; any and all such liability is expressly denied.

3. I HAVE BEEN GIVEN A PERIOD OF FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT. I UNDERSTAND THAT I CAN REVOKE THIS AGREEMENT IN WRITING ANY TIME WITHIN SEVEN (7) CALENDAR DAYS OF ITS RECEIPT BY THE COMPANY'S HUMAN RESOURCE DEPARTMENT. WRITTEN NOTICE OF REVOCATION MUST BE RECEIVED BY THE COMPANY'S HUMAN RESOURCES DEPARTMENT WITHIN THE SEVEN (7) CALENDAR DAY PERIOD. IF I DO NOT REVOKE THIS AGREEMENT IT WILL BE EFFECTIVE AFTER THE SEVEN (7) DAY PERIOD HAS EXPIRED.

4. I AGREE THAT NO REPRESENTATION OF ANY FACT OR OPINION HAS BEEN MADE BY THE PARTIES RELEASED TO INDUCE THIS AGREEMENT AND I AGREE THAT THE PARTIES RELEASED HAVE MADE NO ADMISSIONS OF LIABILITY OF ANY SORT.

5. I HAVE READ THIS AGREEMENT, UNDERSTAND ITS TERMS, AND FREELY AND VOLUNTARILY SIGN IT. NO ONE HAS MADE ANY PROMISES OR REPRESENTATIONS TO ME OTHER THAN WHAT IS REFERENCED IN THIS AGREEMENT.


THIS AGREEMENT INCLUDES A RELEASE. THE COMPANY ADVISES YOU TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

                              Signed this 25th day of March, 2001

                              /s/ Fred Wohlschlaeger
                              ----------------------
                                 Fred Wohlschlaeger



Attachment:  Letter from Jon Nicholas dated January 30, 2001 (amended 2/19/01)

January 30, 2001    (Amended 2/19/01)
                    -----------------
                                                                  OVERNIGHT MAIL
                                                                  --------------
Mr. Fred Wohlschlaeger

Dear Fred:

As you have discussed with Len Hadley, Lester Crown, and Howard Clark, you believe that your employment opportunity with Maytag is not developing as you had envisioned. As a result, you have indicated a desire to seek other employment. This letter will outline the options and benefits available to you based on your last day of employment, January 31, 2001, (the "Separation Date").

  I. You will receive the following items:

     1. A lump sum payment in the amount of $45,833, subject to normal withholding, which represents two (2) months' salary, payable after January 31, 2001.

     2. A lump sum payout, less withholding, of your 2000 Incentive Compensation Plan (bonus) in February 2001, at whatever level is achieved by the Corporation and considering your target level. ($37,267.00 less withholding.)

     3. Vacation pay (less applicable withholding) based on accrued, but unused, vacation hours as of the Separation Date, payable after the Separation Date.

     4. The opportunity to request disbursement of all sums from the Maytag Corporation Salary Savings Plan, the Employee Stock Ownership Plan, the Employee Stock Purchase Plan, the Maytag Deferred Compensation Plan, or other similar plans as applicable under the particular plan requirements. Review these Plans carefully to determine applicable deadlines. This separation does not qualify as a retirement.

     5. The opportunity to continue health care coverage under COBRA (including medical, dental, vision, and prescription drugs, if applicable). You will receive a separate letter on your COBRA options.

Mr. Fred Wohlschlaeger
Page Number Two
January 30, 2001      (Amended 2/19/01)
                      -----------------


        6. Outplacement services from a provider of your choice at Maytag's expense, not to exceed $55,000. Maytag will pay the provider directly. You must initiate these services by April 1, 2001.

  II. Provided you sign a Separation Agreement and Release and return it to me by March 19, 2001, and you do not revoke your decision within seven (7) days (the "Revocation Period") after our receipt of that document, you will receive the following additional enhanced Separation Benefits.
                                   ----------

        1. In lieu of the payment in paragraph I.1, Maytag will pay you a lump sum payment in the amount of $275,000, subject to normal withholding, which represents twelve (12) months' salary.

        2. A lump sum payment of $150,500, payable in March 2001, subject to normal tax withholding, in lieu of any proration of long-term incentives and all other financial considerations.

        3. Maytag will pay you a lump sum payment of 130% of the difference in your COBRA coverage cost and your current employee contribution for eighteen (18) months, less withholding. You may use these monies to purchase COBRA continuation coverage or not, at your option. It is your responsibility, however, to apply for COBRA, if you elect to do so, by making the necessary notifications to the Benefits Department and paying the appropriate premiums. Information will be contained in a letter you will receive from Benefits after your Separation Date about how to elect COBRA coverage.

        4. Executive Appliances - You may receive the following appliances under the Executive Appliance Test Program: one dishwasher, one residential cooktop, one residential dual or combination built-in oven unit. You will be required to pay the tax on the value of this benefit; the items should be ordered and delivered by July 1, 2001.

        5. You will be entitled to receive the executive tax preparation service from Ernst & Young at Maytag's expense for the year 2000, up to a maximum of $2,000. The value of this service will be considered taxable income to you.

        6. You will be entitled to receive outplacement services of an additional $7,000 to a provider of your choice. Maytag will pay the provider directly. You must initiate these services by April 1, 2001.

Mr. Fred Wohlschlaeger
Page Number Three
January 30, 2001     (Amended 2/19/01)
                     -----------------


     7. Lump sum payments will be made within fifteen (15) days after the seven (7) day Revocation Period expires.

     8.   Maytag will provide a Release of Claims against you.

          These enhanced benefits are also contingent upon a letter of resignation of all your offices and appointments, including all director or officer positions for Maytag subsidiaries and your agreement that you will make yourself available after the Separation Date, as may be requested at mutually convenient times and places with respect to pending and future business or legal matters, arbitrations, governmental investigations, or other dispute resolutions relating to matters that arose during your employment. Maytag will reimburse you for all reasonable expenses and costs you may incur as a result of providing this assistance, upon receipt of proper documentation.

Please note the enclosed copy of your signed Confidentiality and Intellectual Property Rights Agreement. This Agreement continues in effect even after your employment ends at Maytag.

Fred, we trust you will agree with this proposal to provide you with enhanced benefits not otherwise available. If so, please sign and return the Separation Agreement to me on or before March 19, 2001, the date on which this offer will expire if not accepted by you.

Should you have any questions, please let me know.

Sincerely,

/s/ John O. Nicholas



JON:jb

Enclosures:  Confidentiality and Intellectual Property Rights Agreement
             Letter of Resignation
             Separation Agreement & Release